                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under the
PROSPECTUS SUPPLEMENT NO. 9 TO                      Securities Act of 1933 in
PROSPECTUS DATED JULY 23, 1998                      connection with Registration
                                                    No. 333-58857
                               INGRAM MICRO INC.

                 $1,330,000,000 PRINCIPAL AMOUNT AT MATURITY OF
               ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2018
                                      AND
                              CLASS A COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement relates to the resale by the holders listed below of Zero Coupon Convertible Senior Debentures due 2018 of Ingram Micro Inc. and the shares of Class A Common Stock ("Common Stock") of the Company issuable upon the conversion of the Debentures (the "Conversion Shares").

     You should read this Prospectus Supplement together with the Prospectus dated July 23, 1998, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures and Common Stock by the selling securityholders listed. All information concerning beneficial ownership has been furnished by the selling securityholders.

                             PRINCIPAL
                             AMOUNT OF                        NUMBER          OTHER
                            DEBENTURES    PERCENTAGE OF   OF CONVERSION     SHARES OF     PERCENTAGE OF      PERCENTAGE OF
                               THAT        DEBENTURES      SHARES THAT     COMMON STOCK    COMMON STOCK      COMMON EQUITY
           NAME             MAY BE SOLD    OUTSTANDING    MAY BE SOLD(1)       HELD       OUTSTANDING(2)   OUTSTANDING(2)(3)
           ----             -----------   -------------   --------------   ------------   --------------   -----------------
Citizens Security Life
  Insurance Co. ..........  $2,000,000          *             10,990            0               *                  *


                            PERCENTAGE OF VOTING
                                  POWER OF
                               COMMON EQUITY
           NAME             OUTSTANDING(2)(3)(4)
           ----             --------------------
Citizens Security Life
  Insurance Co. ..........           *

---------------

 *  Less than 1%.

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 5.495 shares of Common Stock per $1,000 principal amount at maturity of Debentures; this conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, we will not issue fractional shares upon conversion of the Debentures; we will pay cash in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 40,331,321 shares of Common Stock outstanding as of July 4, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

(3) Based upon 99,281,252 shares of Class B Common Stock outstanding as of July 4, 1998. See "Description of Capital Stock" in the Prospectus.

(4) Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareowners and each share of Class B Common Stock entitles the holder to ten votes on each such matter. See "Description of Capital Stock -- Common Equity -- Voting Rights" in the Prospectus.

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     YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" STARTING ON PAGE 6 OF THE PROSPECTUS.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 9, 1998.